EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010 with respect to the consolidated financial statements included in the Annual Report of Center Financial Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Center Financial Corporation on Form S-8 (File No. 333-135594, effective July 5, 2006), Form S-3 (File No. 333-165068, effective April 8, 2010), Form S-3 (File No. 333-165-665, effective April 8, 2010), and Form S-3 (File No. 333-165071, effective April 8, 2010)

/s/    GRANT THORNTON LLP

Los Angeles, California

March 3, 2011